(As filed October 27, 2005)
                                                               File No. 70-10074
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            --------------------------------------------------------

                                     POS AMC
                         Post-Effective Amendment No. 1
                                (Amendment No. 3)

                                       to

                                    FORM U-1
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

            ---------------------------------------------------------

                            NATIONAL FUEL GAS COMPANY
                   NATIONAL FUEL GAS DISTRIBUTION CORPORATION
                      NATIONAL FUEL GAS SUPPLY CORPORATION
              HORIZON ENERGY DEVELOPMENT, INC. AND ITS SUBSIDIARIES
              HIGHLAND FOREST RESOURCES, INC. AND ITS SUBSIDIARIES
                                 LEIDY HUB, INC.
                        DATA-TRACK ACCOUNT SERVICES, INC.
                     HORIZON LFG, INC. AND ITS SUBSIDIARIES
                    HORIZON POWER, INC. AND ITS SUBSIDIARIES
                                6363 Main Street
                          Williamsville, New York 14221

                SENECA RESOURCES CORPORATION AND ITS SUBSIDIARIES
                        1201 Louisiana Street, Suite 400
                              Houston, Texas 77002

                          NATIONAL FUEL RESOURCES, INC.
                       165 Lawrence Bell Drive, Suite 120
                          Williamsville, New York 14221

                  (Names of companies filing this statement and
                    addresses of principal executive offices)

              -----------------------------------------------------

                            NATIONAL FUEL GAS COMPANY

                 (Name of top registered holding company parent)

              -----------------------------------------------------

                               Philip C. Ackerman
          Chairman of the Board, President, and Chief Executive Officer
                            National Fuel Gas Company
                                6363 Main Street
                          Williamsville, New York 14221

                     (Name and address of agent for service)

             -------------------------------------------------------

      The Commission is requested to send copies of all notices, orders and communications in connection with this Application or Declaration to:

        James P. Baetzhold, Esq.                   Andrew F. MacDonald, Esq.
        National Fuel Gas Company                  Thelen Reid & Priest LLP
            6363 Main Street                       701 Eighth Street, N.W.
      Williamsville, New York 14221                  Washington, DC 20001


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


ITEM 1.   DESCRIPTION OF PROPOSED TRANSACTION.
          -----------------------------------

     1.1 Introduction. National Fuel Gas Company ("National") is a holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Its sole public utility subsidiary, National Fuel Gas Distribution Corporation ("Distribution"), distributes natural gas at retail to approximately 731,000 residential, commercial and industrial customers (including transportation-only customers) in portions of western New York and northwestern Pennsylvania.

     National's direct non-utility subsidiaries, all of which are wholly-owned, and the principal business or businesses of each such subsidiary, are as follows:

--------------------------------------------------------------------------------
            SUBSIDIARY                            PRINCIPAL BUSINESS
--------------------------------------------------------------------------------
National Fuel Gas Supply Corporation   Transportation and storage of natural gas
--------------------------------------------------------------------------------
Seneca Resources Corporation           Engages, directly and through
                                       subsidiaries and partnerships in which it
                                       is an investor, in natural gas and oil
                                       exploration and production in the United
                                       States and Canada
--------------------------------------------------------------------------------
Horizon Energy Development, Inc.       Engages, directly and through
                                       subsidiaries, in development and
                                       ownership of exempt foreign utility
                                       companies and domestic and foreign
                                       electric generation projects
--------------------------------------------------------------------------------
Highland Forest Resources, Inc.        Together with the Northeast Division of
                                       Seneca Resources Corporation, engages in
                                       marketing of timber hardwood from New
                                       York and Pennsylvania property holdings,
                                       and operation of saw mills; and, through
                                       Empire State Pipeline, a joint venture
                                       between two wholly-owned subsidiaries,
                                       owns and operates a 157-mile natural gas
                                       pipeline
--------------------------------------------------------------------------------
Leidy Hub, Inc.                        Provides natural gas hub services to
                                       customers
--------------------------------------------------------------------------------
National Fuel Resources, Inc.          Marketing and brokerage of natural gas
                                       and provision of energy management
                                       services
--------------------------------------------------------------------------------
Horizon LFG, Inc.                      Engages, through subsidiaries, in the
                                       purchase, sale and transportation of
                                       landfill gas
--------------------------------------------------------------------------------
Data-Track Account Services, Inc.      Provides collection services, primarily
                                       for associate companies
--------------------------------------------------------------------------------
Horizon Power, Inc.                    Exempt wholesale generator
--------------------------------------------------------------------------------

     The non-utility companies listed in the table above, and the wholly- or partly-owned direct and indirect subsidiaries of such companies, are referred to in this Application or Declaration as the "Non-Utility Subsidiaries." The term Non-Utility Subsidiary also includes any other non-utility company in which National hereafter acquires an interest, directly or indirectly, pursuant to any available exemption (such as Rule 58) or pursuant to the terms of any order issued by the Securities and Exchange Commission ("Commission"). Distribution and the Non-Utility Subsidiaries are collectively referred to as the

"Subsidiaries." National and the Subsidiaries are collectively referred to as the "Applicants."

     1.2 The Applicants' Current Financing Authority. By order dated November 12, 2002 in this proceeding (Holding Co. Act Release No. 27600) (the "Prior Order"), National and the Subsidiaries are authorized to engage in a program of external financing, intrasystem financing and other related transactions through December 31, 2005 (the "Authorization Period"). Specifically, the Commission authorized: (i) National to increase equity and long-term debt capitalization in an aggregate amount of up to an additional $1.5 billion, excluding any common stock issued under National's shareholder rights plan,/1/ and to utilize the proceeds thereof to make investments in its Subsidiaries, and for other corporate purposes; (ii) National to issue and sell from time to time up to $750 million principal amount of unsecured short-term debt securities having maturities of less than one year in the form of commercial paper and borrowings under credit facilities; (iii) National, and to the extent not exempt under Rule 52, the Subsidiaries to enter into interest rate hedges with respect to outstanding indebtedness and to enter into certain anticipatory interest rate hedging transactions; (iv) National to guarantee securities of its Subsidiaries and provide other forms of credit support with respect to obligations of its Subsidiaries as may be necessary or appropriate to enable such Subsidiaries to carry on in the ordinary course of business in an aggregate amount not to exceed $2 billion outstanding at any one time; (v) National to continue to administer the National System Money Pool ("Money Pool"), to invest surplus funds and proceeds of external short-term borrowings in the Money Pool, and, to the extent not exempt under Rule 52, the Subsidiaries to invest surplus funds in and to make borrowings from National and from each other through the Money Pool, subject to certain limitations; (vi) National and Non-Utility Subsidiaries to organize and acquire the securities of one or more entities (each a "Financing Subsidiary") formed for the purpose of effecting financing transactions for National and its Subsidiaries and, to the extent not exempt under Rules 45(b) and 52, to guarantee the obligations of such Financing Subsidiaries; (vii) National and the Subsidiaries to change the terms of any majority-owned Non-Utility Subsidiary's authorized capitalization; and (viii) National to consolidate or otherwise reorganize all or any part of its direct and indirect ownership interests in Non-Utility Subsidiaries.

     Under the Prior Order, the Commission reserved jurisdiction over (i) the issuance of securities by National that are rated below investment grade, and
(ii) the solicitation of shareholder approvals in connection with the adoption of any new stock-based plan or the extension or amendment of any existing stock-based plan.

     1.3 Summary of Requested Approvals. The Applicants herein request that the Commission issue an order that extends the Authorization Period, subject to the matters over which the Commission has reserved jurisdiction under the Prior Order, from December 31, 2005 to and including February 8, 2006, such that the expiration of the Authorization Period is coterminous with the effective date of

----------
1    See National Fuel Gas Company, Holding Co. Act Release No. 26532, File No.
70-8841 (June 12, 1996) (authorizing National to adopt and implement a rights agreement and to issue rights thereunder that entitle the holders thereof to purchase from National shares of common stock upon the occurrence of certain events).


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


repeal of the Act./2/ The Applicants are not requesting any other changes to the terms, conditions and limitations imposed under the Prior Order.

ITEM 2.   FEES, COMMISSIONS AND EXPENSES.
          ------------------------------

     The fees, commissions and expenses incurred or to be incurred in connection with filing this Post-Effective Amendment are not expected to exceed $3,000.

ITEM 3.   APPLICABLE STATUTORY PROVISIONS.
          -------------------------------

     3.1 General. Sections 6(a), 7, 9(a), 10, 12(b), 12(f) and 13(b) of the Act are applicable to the transactions approved under the Prior Order.

     3.2 Compliance with Rules 53 and 54. The transactions proposed herein are also subject to Rules 53 and 54. Under Rule 53(a), the Commission shall not make certain specified findings under Sections 7(d) and 12 of the Act in connection with a proposal by a holding company to issue securities for the purpose of acquiring the securities of or other interest in an EWG, or to guarantee the securities of an EWG, if each of the conditions in paragraphs (a)(1) through
(a)(4) thereof are met, provided that none of the conditions specified in paragraphs (b)(1) through (b)(3) of Rule 53 exists. Rule 54 provides that the Commission shall not consider the effect of the capitalization or earnings of subsidiaries of a registered holding company that are EWGs or FUCOs in determining whether to approve other transactions if Rule 53(a), (b) and (c) are satisfied. These standards are currently met.

     Rule 53(a)(1): As of June 30, 2005, National's "aggregate investment" in EWGs and FUCOs was $80,733,722, or approximately 10.6% of National's average "consolidated retained earnings" for the four quarters ended June 30, 2005 ($761,669,500).

     Rule 53(a)(2): National will maintain books and records enabling it to identify investments in and earnings from each EWG and FUCO in which it directly or indirectly acquires and holds an interest. National will cause each domestic EWG in which it acquires and holds an interest, and each foreign EWG and FUCO that is a majority-owned subsidiary, to maintain its books and records and prepare its financial statements in conformity with U.S. GAAP. All of such books and records and financial statements will be made available to the Commission, in English, upon request.

     Rule 53(a)(3): No more than 2% of the employees of Distribution (National's sole domestic public utility subsidiary) will, at any one time, directly or indirectly, render services to EWGs and FUCOs.

     Rule 53(a)(4): National will submit a copy of the Application or Declaration in this proceeding and each amendment thereto, and will submit copies of any Rule 24 certificates required hereunder, as well as a copy of
Item 9 of National's Form U5S and Exhibits G and H thereof, to each of the

----------
2    On August 8, 2005, President Bush signed into law the Energy Policy Act of
2005 (P.L. 109-58, 119 Stat. 594), which, among other things, repeals the Act effective six months after the date of enactment.

public service commissions having jurisdiction over the retail rates of Distribution.

     In addition, National states that the provisions of Rule 53(a) are not made inapplicable to the authorization herein requested by reason of the occurrence or continuance of any of the circumstances specified in Rule 53(b).

ITEM 4.   REGULATORY APPROVALS.
          --------------------

     The New York Public Service Commission ("NYPSC") and the Pennsylvania Public Utility Commission ("PaPUC") have jurisdiction over and have previously authorized Distribution's utilization of interest rate hedges. Distribution has received a continuation of authority to engage in these transactions through December 31, 2008 from the PaPUC and a similar request to the NYPSC is currently pending. No other state commission, and no federal commission, other than the Commission, has jurisdiction over any of the other proposed transaction.

ITEM 5.   PROCEDURE.
          ---------

     The Commission is requested to publish a notice under Rule 23 with respect to the filing of this Application or Declaration as soon as practicable. The Applicants request that the Commission's order be issued not later than December 31, 2005, and that there not be a 30-day waiting period between issuance of the Commission's order and the date on which the order is to become effective. The Applicants hereby waive a recommended decision by a hearing officer or any other responsible officer of the Commission and consent to the participation of the Division of Investment Management in the preparation of the Commission's decision and/or order, unless the Division of Investment Management opposes the matters proposed herein.

ITEM 6.   EXHIBITS AND FINANCIAL STATEMENTS.
          ---------------------------------

     A.   EXHIBITS.
          --------

          G-1  Proposed Form of Federal Register Notice.

     B.   FINANCIAL STATEMENTS.
          --------------------

          1.1 Balance Sheet of National and consolidated subsidiaries, as of September 30, 2004 (incorporated by reference to National's Annual Report on Form 10-K for the fiscal year ended September 30, 2004) (File No. 1-3880).

          1.2 Statements of Income of National and consolidated subsidiaries for the twelve months ended September 30, 2004 (incorporated by reference to National's Annual Report on Form 10-K for the fiscal year ended September 30, 2004) (File No. 1-3880).

          1.3 Balance Sheet of National and consolidated subsidiaries, as of June 30, 2005 (incorporated by reference to National's Quarterly Report on Form 10-Q for the period ended June 30, 2005) (File No. 1-3880).

          1.4 Statements of Income of National and consolidated subsidiaries for the six months ended June 30, 2005 (incorporated by reference to National's Quarterly Report on Form 10-Q for the period ended June 30, 2005) (File No. 1-3880).

          1.5  Balance Sheet of Distribution, as of June 30, 2005.

          1.6 Statement of Income of Distribution for the twelve months ended June 30, 2005.

ITEM 7.   INFORMATION AS TO ENVIRONMENTAL EFFECTS.
          ---------------------------------------

     None of the matters that are the subject of this Post-Effective Amendment involves a "major federal action" nor does it "significantly affect the quality of the human environment" as those terms are used in section 102(2)(C) of the National Environmental Policy Act. The transactions that are the subject of this Post-Effective Amendment will not result in changes in the operation of the Applicants that will have an impact on the environment. The Applicants are not aware of any federal agency that has prepared or is preparing an environmental impact statement with respect to the transactions that are the subject of this Post-Effective Amendment.

                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this Post-Effective Amendment filed herein to be signed on their behalves by the undersigned thereunto duly authorized.

                                         NATIONAL FUEL GAS COMPANY
                                         HORIZON ENERGY DEVELOPMENT, INC.
                                         DATA-TRACK ACCOUNT SERVICES, INC.


                                         By: /s/ Philip C. Ackerman
                                             ----------------------
                                         Name:   Philip C. Ackerman
                                         Title:  President


                                         NATIONAL FUEL GAS DISTRIBUTION
                                           CORPORATION


                                         By: /s/ Dennis J. Seeley
                                             --------------------
                                         Name:   Dennis J. Seeley
                                         Title:  President


                                         NATIONAL FUEL GAS SUPPLY CORPORATION


                                         By: /s/ David F. Smith
                                             ------------------
                                         Name:   David F. Smith
                                         Title:  President


                                         HORIZON POWER, INC.
                                         HORIZON LFG, INC.


                                         By: /s/ Duane A. Wassum
                                             -------------------
                                         Name:   Duane A. Wassum
                                         Title:  Assistant Vice President


                       (signatures continued on next page)

                                         NATIONAL FUEL RESOURCES, INC.


                                         By: /s/ Donna L. DeCarolis
                                             ----------------------
                                         Name:   Donna L. DeCarolis
                                         Title:  President and Secretary


                                         SENECA RESOURCES CORPORATION
                                         HIGHLAND FOREST RESOURCES, INC.


                                         By: /s/ James A. Beck
                                             -----------------
                                         Name:   James A. Beck
                                         Title:  President


                                         LEIDY HUB, INC.


                                         By: /s/ J. R. Pustulka
                                             ------------------
                                         Name:   J. R. Pustulka
                                         Title:  Senior Vice President and
                                                   Secretary


Date: October 27, 2005


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